Exhibit 10.63

CONFIDENTIAL

June 27, 2011

Paul Mieyal
Acting Chief Executive Officer
Nephros, Inc.
41 Grand Avenue
River Edge, NJ  07661

Dear Paul:

We are pleased to propose the arrangements under which DHR International will conduct a search to recruit a Chief Executive Officer who will report to James Scibetta, Chairman of the Board of Directors.

We are guided by your desire to have this individual located as quickly as possible.  Work on the assignment will begin immediately upon our receipt of a signed copy of this agreement.

Professional Retainer and Fees

Consistent with the standards of the retained executive search profession, our professional fees are non-contingent and non-refundable and are equal to one-third of the first year estimated total cash compensation; however, we will conduct this assignment at a fixed fee of $100,000 plus an additional fee of $25,000 being payable in equity.  Our fee is payable in three equal installments.  When we are retained, an invoice for the first installment will be payable upon receipt as a non-refundable initial retainer.  Invoices for the second and third installments would normally then be sent in thirty and sixty days and be payable upon receipt.  However, we agree that for this search that the second retainer would not be billed and due until Nephros initiates the first round of candidate interviews and that the third and final retainer would be billable upon the candidate’s acceptance of an offer from Nephros.  Also consistent with executive search practices, DHR International is reimbursed for search-related indirect out-of-pocket expenses which include allocated support expenses such as administrative, communications (voice and data), reproduction and report production, database management, and computer services, which historically have represented twelve percent of the applicable retainer.  These expenses are pro-rated and billed with the three retainers.  Any direct, out-of-pocket expenses such as candidate and consultant travel, lodging and video-conferencing will be billed on a monthly basis as incurred.

Additionally, if any candidate presented by DHR is employed by Nephros, Inc. or any affiliate for a position other than that called for by this assignment, you agree to pay DHR an amount equal to thirty three percent of each additional hire’s projected first year total cash compensation.

DHR International   |  Asia  |   Europe  |  North America  |  South America  |  www.dhrinternational.com

Duration/Scope

It is planned that this search assignment can be completed by the end of the traditional three-month retainer period.  Should this not occur, we will continue the search without charge for a period not to exceed six months.

Cancellation

DHR International recognizes that a client’s recruiting needs may change over time.  If you cancel the search by written confirmation within sixty days, we will forward a final statement for our professional services prorated through the date of cancellation, and for expenses related to the search.

Except as provided above, in no event shall you pay DHR less than the first retainer plus direct and indirect expenses.  It is further understood that our search will include the evaluation of any candidates who may have been or may be identified by you or others, or may be already employed by you, and that any and all such individuals shall be deemed candidates presented by us for purposes of this letter.

If the search is cancelled by either party, your obligations under this agreement, including but not limited to those described in “Professional Retainer and Fees” above, will survive.

Two-Year Guarantee

If the employment of a DHR placed executive is terminated (voluntarily or involuntarily) within two years from the hiring date with Nephros, Inc., we will, at your option, refill that position for no additional fee.

Confidentiality

DHR International will maintain the confidentiality of all proprietary and confidential information supplied by you, it being understood that proprietary and confidential information does not include, and this obligation will not apply to, any information (i) in the public domain, (ii) which is or comes into DHR’s possession without an obligation of confidentiality, or (iii) which is required by law or Nasdaq/securities exchange requirements to be disclosed.

General

This agreement constitutes the entire agreement between the parties with respect to the subject matter and supersedes any previous oral or written arrangements or understanding.  Equal Employment Opportunity is a federal law, and in providing services under this agreement, DHR International will adhere to all prohibitions on discrimination on the basis of race, color, religion, national origin, disability or handicap, sex, age, marital status, sexual orientation, or military veteran’s status.

DHR International   |  Asia  |   Europe  |  North America  |  South America  |  www.dhrinternational.com

It is DHR International’s standard policy to commence work on any search assignment only after written confirmation of the Agreement has been received by DHR.  If you are in agreement with the terms and conditions as stated above, please sign and return a copy of this letter to me as our formal authorization to proceed.

We look forward to the opportunity of working with you and sincerely hope that you select DHR International to conduct this important assignment.

Best regards,

DHR International, Inc.

Donald Kilinski
Managing Director

DK/lk

Accepted:

/s/ Paul  Mieyal
Paul Mieyal
Acting Chief Executive Officer
Nephros, Inc.

7/25/11
Date

DHR International   |  Asia  |   Europe  |  North America  |  South America  |  www.dhrinternational.com